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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)





                               GMX RESOURCES INC.
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                                (Name of Issuer)


                     Common Stock, Par Value $.001 Per Share
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                         (Title of Class of Securities)


                                  38011 M 10 8
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                                 (CUSIP Number)


                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)





     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 38011M 10 8                    13G                   Page 2 of 4 Pages
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  1.    NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ken L. Kenworthy, Sr.
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  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                          (a)[_]
                                                                          (b)[_]
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  3.    SEC USE ONLY


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  4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

        United States
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                           5.   SOLE VOTING POWER

                                868,324
        NUMBER OF          -----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0
          EACH             -----------------------------------------------------
        REPORTING          7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 868,324
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                0
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  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        868,324
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 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
        (See Instructions)
                                                                             [_]
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 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

        8.7%
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 12.    TYPE OF REPORTING PERSON (See Instructions)

        IN
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                                Page 2 of 4 Pages

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CUSIP No. 38011M 10 8                    13G                   Page 3 of 4 Pages
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ITEM 1.

        (a)  Name of Issuer: GMX Resources Inc.

        (b)  Address of Issuer's Principal Executive Offices:
                  One Benham Place
                  9400 North Broadway, Suite 600
                  Oklahoma City, OK 73114



ITEM 2.

        (a)  Name of Persons Filing: Ken L. Kenworthy, Sr.

        (b)  Address of Principal Business Office or, if none, Residence:
                  One Benham Place
                  9400 North Broadway, Suite 600
                  Oklahoma City, OK 73114

        (c)  Citizenship: United States

        (d)  Title of Class of Securities: Common Stock, Par Value $.01 Per
             Share

        (e)  CUSIP Number: 38011 M 10 8



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [_]  Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
        (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
        (e) [_] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);
        (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(a)(ii)(F);
        (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h)  [_]  A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)  [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)  [_]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).



ITEM 4. OWNERSHIP

        a.   Amount Beneficially Owned: 868,324

        b.   Percent of Class: 8.7%


                                Page 3 of 4 Pages

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CUSIP No. 38011M 10 8                    13G                   Page 4 of 4 Pages
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        c.   Number of shares as to which the person has:

             (i)   sole power to vote or to direct the vote: 868,324
             (ii)  shared power to vote or to direct the vote: 0
             (iii) sole power to dispose or to direct the disposition of:
                   868,324
             (iv)  shared power to dispose or to direct the disposition of: 0



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.



ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.



ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.



ITEM 10.CERTIFICATION

        Not applicable.




SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006.                           /s/ Ken L. Kenworthy Sr.
                                                     ---------------------------
                                                     Ken L. Kenworthy, Sr.





                                Page 4 of 4 Pages